DISTRIBUTION FEE WAIVER AGREEMENT

AGREEMENT, effective as of July 18, 2007, by and between the Quantitative Group of Funds (the “Trust”) with respect to Quant Emerging Markets Fund (the “Fund”) and U.S. Boston Capital Corporation (“USBCC”), the Fund’s principal distributor.

1.

USBCC hereby agrees during the period set forth in Paragraph Two (“Waiver Period”) to voluntarily and temporarily waive 0.25% of the 0.50% Rule 12b-1 fees payable to USBCC with respect to the Fund’s Ordinary Shares pursuant to the Distribution Agreement and Distribution Plan dated April 17, 1985, as amended (“Distribution Agreement and Plan”). During the Waiver Period the Fund will pay a 12b-1 fee to USBCC in an amount not to exceed 0.25% pursuant to this Agreement.

2.

USBCC acknowledges its obligation during the Waiver Period to waive the Rule 12b-1 fee as set forth above may be modified or terminated during the Waiver Period upon written notice to the Trust and the Fund. The Waiver Period shall become effective June 1, 2007 and shall not be extended beyond July 31, 2008 except as agreed to by both parties in writing.

3.

Notwithstanding anything to the contrary in any predecessor to this Agreement, USBCC agrees that it shall not be entitled to be reimbursed for any portion of the Rule 12b-1 fee USBCC has agreed to waive in this Agreement.

4.

This Agreement is made and to be performed principally in the Commonwealth of Massachusetts and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts. Any amendment to this Agreement shall be in writing signed by the parties hereto.

In witness whereof, the parties hereto have caused this Agreement to be signed as of the 18th day of July 2007.

QUANTITATIVE GROUP OF FUNDS,

on behalf of QUANT EMERGING MARKETS FUND

By:	/s/ Willard L. Umphrey
Name:	Willard L. Umphrey
Title:	President

U.S. BOSTON CAPITAL CORPORATION

By:	/s/ Elizabeth A. Watson_
Name:	Elizabeth A. Watson
Title:	President